EXHIBIT 5.1
                                                       ------------
                          December 2, 1997





Cadiz Land Company, Inc.
100 Wilshire Boulevard
Suite 1600
Santa Monica, California 90401-1111

Re:  Cadiz Land Company, Inc. (the "Company") - Registration on Form S-8

Ladies and Gentlemen:

     Our opinion has been requested in connection with the registration statement on Form S-8 to be filed by the Company with the Securities and Exchange Commission on or about December 2, 1997 ("Registration Statement") relating to the offer and sale of 60,000 shares (the "Incentive Shares") of the Company's $0.01 par value common stock ("Common Stock") issuable under the Company's 1997 Stock Incentive Plan (the "Incentive Plan").

     We have examined such corporate records and other documents and have made such examination of law as we have deemed relevant. Based on and subject to the above, it is our opinion that the Incentive Shares, when issued pursuant to the terms of the Incentive Plan, will be duly authorized, legally issued, fully paid and non-assessable.

     We are members of the Bar of the State of California and we do not express any opinion herein concerning any law other than the law of the State of California, the General Corporation Law of the State of Delaware and the federal law of the United States.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading "Interests of Named Experts and Counsel" in the Registration Statement.

Very truly yours,


                                        /s/  Miller & Holguin
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                                             MILLER & HOLGUIN